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                     September 19, 2023

       James Xigui Zheng
       Chief Financial Officer
       LexinFintech Holdings Ltd.
       27/F CES Tower
       No.3099 Keyuan South Road
       Nanshan District, Shenzhen 518057
       The People   s Republic of China

                                                        Re: LexinFintech
Holdings Ltd.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38328

       Dear James Xigui Zheng:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Haiping Li